Exhibit 99.1

Copano Energy, L.L.C.		NEWS RELEASE

	Contacts:	Matt Assiff, SVP & CFO
FOR IMMEDIATE RELEASE		713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY ANNOUNCES CLOSING OF SCISSORTAIL ACQUISITION

Company completes financing of the acquisition

HOUSTON — August 2, 2005 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today the August 1 closing of its previously announced acquisition of Tulsa-based ScissorTail Energy, LLC for $495 million in cash, which reflected estimated net working capital adjustments.  The acquisition was financed through a combination of a private placement of equity and new debt financing.

“It was a pleasure working with our new partners at ScissorTail during the pre-closing transition period, and we look forward to working with them to continue to build Copano on a combined basis,” stated John Eckel, Chairman and Chief Executive Officer of Copano Energy.

The proceeds from a $175 million private placement of equity securities to institutional investors, which also closed on August 1, 2005, were used to partially fund the ScissorTail acquisition and related costs.    The equity securities sold in the private placement included $39.5 million of Copano’s Common Units and approximately $135.5 million of Class B Units.  The Class B Units represent a new class of equity securities that is entitled to a special quarterly distribution equal to 110% of the distribution received by the Common Units, has no voting rights other than as required by law and is subordinated to the Common Units on dissolution and liquidation.  If approved by a vote of Copano’s unitholders, the Class B Units will convert into Common Units on a one-for-one basis.  Copano has agreed to hold a special meeting of its unitholders to consider the conversion as soon as feasible.  The allocation of Common Units and Class B Units was modified from previously announced levels to accommodate NASDAQ listing requirements.

As part of the new debt financings, Banc of America Securities LLC purchased a $170 million senior unsecured term note, which, if outstanding after one year, will convert into a rollover note maturing on the seventh anniversary of the closing.  The term note was used to partially fund the ScissorTail acquisition.  Copano plans to privately place new 10-year senior notes to replace this note in the near future.  Also, Bank of America, N.A. led a successful syndication of a $350 million senior secured revolving credit facility with seventeen participating banks.  The senior secured facility matures on July 31, 2010.  Copano used $232 million of the senior secured revolving credit facility to partially fund the ScissorTail acquisition and to repay $53 million outstanding under two existing Copano subsidiary credit facilities.  ScissorTail Energy had no debt outstanding at the time of closing the acquisition.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.

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